Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Third Quarter 2007

— Total revenues increase more than 25% over Q3 2006; Nine-month revenues increase 96% from prior year reflecting ANTARA® acquisition —

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., October 31, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the third quarter of 2007. The Company reported total revenues of $15.6 million in the third quarter of 2007, compared to $12.4 million in total revenues in the third quarter of 2006. These results reflect the Company’s acquisition of ANTARA® (fenofibrate) capsules in August 2006.

During the third quarter of 2007, the Company recorded approximately $12.8 million in revenue from ANTARA and $2.8 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets. ANTARA revenue was reduced by a $1.7 million charge related to a newly initiated rebate program to enhance patient loyalty and retention. This charge reflects the estimated cost impact over the life of the program which is scheduled to conclude at the end of 2008.

“During the third quarter, our sales team made strong progress in accelerating the prescription growth of ANTARA, with 8% growth over the second quarter,” stated Steven M. Rauscher, President and Chief Executive Officer. “Additions to our sales and marketing leadership team bolstered our cardiovascular expertise, while newly initiated patient loyalty programs and new peer-to-peer programs are expected to help fuel the long-term growth of ANTARA. We are also looking forward to launching FACTIVE 5, our respiratory fluoroquinolone recently approved for the short-course treatment of community-acquired pneumonia, to physicians this fall.”

For the third quarter ended September 30, 2007, the Company reported net loss of ($19,497,000), or ($1.43) per basic and diluted share. During the third quarter of 2006, the Company reported a net loss of ($20,657,000), or ($1.62) per basic and diluted share. The Company’s total cash, including restricted cash and cash equivalents, as of September 30, 2007, was $61.2 million reflecting a net cash position decrease of approximately $8.5 million during the third quarter.

Selling, marketing, general and administrative expenses were $21.0 million in the third quarter of 2007, compared to $21.6 million in the third quarter of 2006. Research and development expenses for the third quarter of 2007 totaled approximately $1.5 million, compared to $4.3 million in the third quarter of 2006. This decrease primarily reflects the completion of the FACTIVE post-marketing study and activity related to the FACTIVE supplemental New Drug Application filings in 2006.

For the nine months ended September 30, 2007, the Company reported revenues of $54.7 million, compared to $27.9 million in the first nine months of 2006. The Company recorded ANTARA revenues of $39.2 million and FACTIVE revenues of $15.5 million for the first nine months of 2007. This compares to

October 31, 2007

Q3 2007 Results

ANTARA revenue of $4.3 million and FACTIVE revenues of $15.9 million in the nine months ended September 30, 2006. FACTIVE results for the third quarter of 2007 were impacted by returns associated with the shift in product mix from seven-day to five-day treatment and the initial launch stocking in 2004. For the nine months ended September 30, 2007, the Company reported a net loss of ($15,182,000), or ($1.12) per basic and diluted share, reflecting the non-cash gain of $31 million related to the convertible debt exchange recorded in the second quarter of 2007; exclusive of this one-time gain, the Company’s net loss for the first nine months of 2007 was ($46,006,000), or ($3.38) per diluted share. This compares to a net loss of ($63,786,000), or ($5.60) per basic and diluted share for the nine months ended September 30, 2006.

ANTARA Market Performance Highlights

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Total prescription growth: During the third quarter of 2007, approximately 133,400 prescriptions for ANTARA were filled, representing an 8% increase in dispensed prescriptions compared to the second quarter of 2007. During this same period, prescriptions for branded fenofibrate products grew 1%.

•

Weekly prescriptions: In the week ending October 19, 2007, the most recent week for which data are available, the four-week moving average for total prescriptions of ANTARA was 10,964, up from 8,250 at the end of the third quarter of 2006.

•

Market share: During the latest four-week period available, ANTARA obtained an average of approximately 4.5% market share of total prescriptions among branded fenofibrate products, up from 3.6% at the end of the third quarter of 2006. During the same time period, the market share of ANTARA for new prescriptions of branded fenofibrate products increased to 5.2%, up from 4.2% in 2006.

FACTIVE Market Performance Highlights

•

Market performance: According to Wolters Kluwer Health, during the third quarter of 2007, more than 41,500 prescriptions for FACTIVE were dispensed. During the first and second quarters of 2007, approximately 99,000 and 46,000 prescriptions, respectively, were dispensed, reflecting the winter respiratory tract infection season.

•	Physician acceptance: Since launch, approximately 723,500 prescriptions for FACTIVE tablets have been written by nearly 32,540 physicians as of September 30, 2007.
•	Market share: For the third quarter of 2007, among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE had approximately a 1.7% market share.

Financial Guidance

Reflecting results reported through the first nine months of 2007, the Company now expects total revenue for 2007 to be between $79 million and $82 million, an increase over the $46.2 million recorded for 2006. Approximately 70% of 2007 revenues are expected to be derived from sales of ANTARA, acquired in August 2006. In 2007, the Company also now expects a net decrease in cash of approximately $35-38 million, excluding proceeds from the convertible debt transaction. This guidance does not include the cash impact of any potential business development transactions.

In addition, consistent with the Company’s philosophy of aligning the interests of its employees with those of its stockholders, Oscient recently granted 24 new employees equity grants consisting in the aggregate of (i) a non-qualified option to purchase up to 73,188 shares of the Company’s common stock with an exercise price equal to the fair market value of Oscient’s common stock at the later of the close of the market on their start date or October 25, 2007, and (ii) 37,275 shares of the Company’s restricted common stock. Both the option and restricted stock awards vest in four equal annual installments subject to acceleration upon termination in connection with a change of control. These awards were granted pursuant to the NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) because the grants are being made as inducements to these new employees entering into employment relationships with Oscient.

October 31, 2007

Q3 2007 Results

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated revenue increases for the fiscal year ending December 31, 2007, (ii) the Company’s anticipated cash utilization for 2007, (iii) the continued growth of sales of ANTARA, (iv) the relative contribution to revenue of the Company’s products, (v) the launch of FACTIVE for the five-day treatment of CAP and (vi) the estimated cost of promotional programs. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) NASDAQ’s ability to exercise its discretion with respect to decisions regarding the Company’s listing; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until November 7, 2007. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 21006225. A replay of the webcast will also be available on the Company’s website.

- tables follow -

October 31, 2007

Q3 2007 Results

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Revenues:
Product revenue, net	$15,457	$8,308	$53,262	$20,176
Co-promotion revenue	—	3,474	—	6,890
Other revenue	111	580	1,418	822

Total revenues	15,568	12,362	54,680	27,888
Costs and expenses:
Cost of product revenue	7,929	6,573	23,274	11,808
Research and development	1,476	4,281	4,273	10,415
Selling and marketing	17,632	17,215	49,436	54,897
General and administrative	3,367	4,379	9,840	11,781

Total costs and expenses	30,404	32,448	86,823	88,901

Loss from operations	(14,836)	(20,086)	(32,143)	(61,013)

Other income (expense):
Interest income	771	842	1,982	2,439
Interest expense	(7,818)	(2,807)	(18,665)	(6,889)
Gain on exchange of convertible notes (non-cash)	—	—	30,824	—
Derivative gain on convertible notes (non-cash)	2,406	—	2,800	—
Gain on disposition of investment	—	—	231	1,617
Gain on sale of fixed assets	—	(1)	47	2
Other income	88	1,395	65	58

Net other income (expense)	(4,553)	(571)	17,284	(2,773)

Net loss before income tax	(19,389)	(20,657)	(14,859)	(63,786)
Provision for income tax	(108)	—	(323)	—

Net loss:	$(19,497)	$(20,657)	$(15,182)	$(63,786)

Net loss per common share – basic/diluted	$(1.43)	$(1.62)	$(1.12)	$(5.60)
Weighted average shares outstanding – basic/diluted	13,604,508	12,742,057	13,591,332	11,400,169

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	Sept. 30, 2007	Dec. 31, 2006
Cash, cash equivalents and restricted cash*	$61,246	$44,808
Total assets	282,427	279,407
Deferred revenues Long-term liabilities	1,251 265,385	1,386 250,977
Shareholders’ deficit	(14,714)	(1,996)

*Includes restricted cash at 9/30/07 of approximately $4.1 million which relates to real estate obligations